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                                                                    EXHIBIT 99.1


(TLC VISION LOGO (SM))

NEWS RELEASE                                CONTACT:

FOR IMMEDIATE RELEASE                       Stephen Kilmer
                                            Vice President, Investor Relations
                                            (905) 238-3904


                         TLCVISION PROVIDES RHEO UPDATE
                        ON CONFERENCE CALL WITH INVESTORS


TORONTO, ON--May 10, 2004--TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC) discussed its fiscal 2004 first quarter financial results during a conference call with investors this morning.

During the call, TLCVision's Chairman & CEO, said the Company believes that a separation and initial public offering of the patented Rheopheresis(R) blood filtration process business ("RHEO") may be the way to maximize its potential and result in the highest value for TLCV and the Company's shareholders. To help facilitate that, TLCVision and the other major shareholders of Vascular Sciences Corporation ("VSC") have in principle agreed to a plan to proceed with a re-organization that would combine VSC and OccuLogix LP into a new stand-alone device company focused on development of the RHEO procedure and the sales and distribution of RHEOfilters and OctoNova(R) pumps. The primary question facing the Company is one of timing and there are a number of factors that can affect that.

Mr. Vamvakas went on to say that "If I had to guess now, I'd say we would either be looking at sometime this fall or, if not, probably after the clinical data and PMA have been submitted."

An audio replay of the call will be available until May 24 at 5:00 p.m. ET and can be accessed by dialing 416-626-4100 and entering reservation # 21193098. In addition, an archive of the call will be available for an indefinite period at www.tlcv.com.

ABOUT TLC VISION

TLCVision is North America's premier eye care services company. Through its subsidiaries, the company focuses on three large eye care markets - refractive surgery (surface of the eye), cataract surgery (anterior of the eye) and the development of a potential dry AMD therapy (posterior of the eye). The key drivers of TLCVision's strategy are our affiliated network of thousands of eye doctors, proven corporate and consumer marketing and education programs, and access to state of the art clinical technologies. We are supported by a strong operations management culture and superior information technology. More information about the company can be found on the TLCVision web site at www.tlcv.com.



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FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plans" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision's anticipated future results. See the Company's reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.